Exhibit 99.1

ADC Reports First Quarter 2005 Results

    MINNEAPOLIS--(BUSINESS WIRE)--Feb. 28, 2005--ADC (NASDAQ:ADCT):

    --  Net Sales from Continuing Operations Were $243 Million

    --  Better Than Expected Sales Driven from KRONE Sales of $93
        Million and Strong Sales in Fiber-to-the-X Solutions and
        Professional Services

    --  International Sales Were 51% of Total Sales

    -- Operating Expenses Were Reduced 11% From 4Q04 to $76 Million, Excluding Restructuring and Impairment Charges

    --  $0.02 GAAP Earnings Per Share from Continuing Operations,
        Which Includes a Benefit From a $9 Million Nonoperating Gain On The Sale of a Note Receivable Partially Offset By $3
        Million of Restructuring Charges

    -- Total Cash and Securities (Short- and Long-term) Were $567 Million at Quarter End

    ADC (NASDAQ:ADCT) (www.adc.com) today announced results for its first fiscal quarter ended January 28, 2005 prepared in accordance with generally accepted accounting principles (GAAP) as summarized below for ADC and its operating segments, Broadband Infrastructure and Access, and Professional Services, on a continuing operations basis.
    "We are pleased with our sales growth and operating expense reduction in the first quarter," said Robert E. Switz, president and CEO of ADC. "Our better than expected first quarter sales of $243 million benefited from the addition of the KRONE acquisition, and strong contributions from our OmniReach(TM) Fiber-to-the-X solutions and professional services. Excluding KRONE's sales, ADC's first quarter sales grew 10% year-over-year. With future sales growth and continued progress in lowering our cost of operations, we expect profitable growth in fiscal 2005."

    GAAP Results (dollars in millions, except per share amounts), Continuing Operations


                                                2005    2004    2004
                                               First   Fourth  First
ADC Results                                   Quarter Quarter Quarter
-----------                                   ------- ------- -------
Net sales                                    $  243.4   266.3   136.7
   Percent outside U.S.                          51.1%   47.6%   29.3%
Gross margin                                     33.5%   37.5%   39.4%
Operating income (loss)                      $    2.2    14.0     8.4
Income (loss) from continuing operations     $   13.6    14.9    16.3
Earnings (loss) per share from continuing
 operations - basic and diluted              $   0.02    0.02    0.02

Segment Results
---------------
Net sales:
   Broadband Infrastructure and Access       $  186.3   218.6   103.0
   Professional Services                     $   61.3    56.4    37.2
   Eliminations and other                    $   (4.2)   (8.7)   (3.5)
Operating income (loss):
   Broadband Infrastructure and Access       $    6.9    27.9    16.0
   Professional Services                     $   (1.5)   (0.7)   (0.4)
   Unallocated items                         $   (3.2)  (13.2)   (7.2)


    ADC Reduces Operating Expenses and Focuses on Improving Gross
Margins

    "We executed our plans in the first quarter to lower the cost of operations in 2005," said Gokul Hemmady, ADC's chief financial officer. "We reduced first quarter operating expenses from the fourth quarter of 2004 to $76 million, before restructuring charges of $3 million. Going forward, we will focus on improving our gross margins through renegotiated purchasing agreements, moving production of certain products to lower-cost locations and achieving improved fix-cost efficiencies as production volumes increase. We expect these actions combined with growing sales should contribute to further earnings growth in 2005."
    Certain ADC balance sheet and cash flow information on a GAAP basis and related statistics are summarized below.

    Other GAAP Data & Related Statistics



Balance Sheet Data and Related Statistics
-----------------------------------------   Jan. 28, Oct. 31, Jan. 31,
(dollars in millions)                           2005     2004     2004
---------------------                           ----     ----     ----
Cash and cash equivalents - unrestricted  $    88.4     67.0     72.5
Short-term available for sale securities  $   425.0    434.6    677.1
Long-term available for sale securities   $    29.1     26.8     17.1
Restricted cash                           $    24.9     21.9     16.0
                                               ----     ----     ----
Total cash and securities                 $   567.4    550.3    782.7
                                              =====    =====    =====
Current ratio                                   3.4      2.8      4.1
Long-term notes payable                   $   400.0    400.0    400.0


    ADC's total cash and securities (short- and long-term) were $567 million on January 28, 2005. The increase from the previous quarter was primarily a result of proceeds received from the divestiture of the Metrica software business partially offset by cash used by operating activities. The decrease from January 31, 2004 was primarily a result of the KRONE acquisition in May 2004 partially offset by proceeds received from the divestiture of the Singl.eView and Metrica software businesses. ADC believes that the resulting cash and securities balance is sufficient for organic growth plans for ADC's core business as $200 million of convertible notes do not mature until June 15, 2008, and the other $200 million of convertible notes do not mature until June 15, 2013. All convertible notes have a conversion price of $4.013 per share. In addition, ADC's deferred tax assets, which are nearly fully reserved at this time, should reduce its income tax payable on taxable earnings in future years.



                                              Quarter  Quarter
Cash Flow Data and Related Statistics           Ended    Ended
-------------------------------------        Jan. 28, Jan. 31,
(dollars in millions)                            2005     2004
---------------------                            ----     ----
Total cash provided by (used in) operating
 activities from continuing operations     $   (17.6)    19.0
Total cash provided by (used in) operating
 activities from discontinued operations   $     1.5    (25.2)

                                              2005     2004     2004
                                              First   Fourth   First
                                             Quarter  Quarter Quarter
                                             -------  ------- -------
Days sales outstanding                          53.7     53.4    53.6
Inventory turns - annualized                     5.9      6.8     5.5
Depreciation and amortization              $    13.9     13.8     9.9
Property and equipment additions, net of
 (disposals)                               $     1.5     (0.5)   (2.7)


    In the quarter ended January 28, 2005, total cash used by operating activities from continuing operations was partially driven by inventory builds for future shipments of OmniReach Fiber-to-the-X
(FTTX) and wireless products and the pay down of current liabilities. These uses were partially offset by positive cash earnings and receivables collections. In the quarter ended January 31, 2004, total cash provided by operating activities from continuing operations was primarily from positive cash earnings partially offset by an increase in working capital.
    Total employees were approximately 7,600 as of January 28, 2005 compared to approximately 7,500 as of October 31, 2004 and approximately 5,800 as of January 31, 2004. The increase in employees from October 31, 2004 was primarily a result of increased manufacturing capacity for OmniReach FTTX products, partially offset by the divestiture of the Metrica software business as well as workforce reductions related to the integration of the KRONE acquisition. The year-over-year increase of employees in the quarter was primarily a result of the KRONE acquisition and increased FTTX manufacturing capacity partially offset by divestitures in 2004 and workforce reductions related to the integration of the KRONE acquisition.

    Review of Operating Segments

    Sales from ADC's operating segments from continuing operations are summarized above. Commentary on the changes in the sales results follows.

    Broadband Infrastructure and Access (BIA)

    On a quarterly sequential basis from the fourth quarter of 2004, BIA sales in the first quarter of 2005 were lower than expected due to a historical slowdown in activity among ADC's customers during this period as previously announced. Fiber-to-the-X sales in the first quarter of 2005 increased 57% sequentially after reducing sales in the fourth quarter of 2004 for the recognition of $5 million of deferred sales. This strength was offset by lower sales in other products, primarily in the wireline and wireless systems businesses. Comparing first quarters on a year-over-year basis, BIA sales were $83 million higher as a result of the $79 million addition of KRONE product sales in the first quarter of 2005 due to the acquisition being finalized on May 18, 2004, as well as strong growth in ADC's fiber connectivity sales offset by lower sales in other products, primarily in the wireline systems business.

    Professional Services

    On a quarterly sequential basis from the fourth quarter of 2004, Professional Services sales in the first quarter of 2005 increased 9% as a result of growth in the United States and Europe primarily from work on wireless network deployments. Comparing first quarters on a year-over-year basis, 2004 sales for Professional Services increased by $24 million primarily as a result of the $14 million addition of KRONE service sales as described in the BIA commentary, as well as growth in the United States and Europe primarily from work on wireless network deployments.

    Restructuring Charges, Acquired Intangibles Amortization and
Certain Nonoperating Gains/Losses

    The table below shows the impact of restructuring charges, acquired intangibles amortization and certain non-operating gains/losses included in GAAP results. In addition, the table reconciles GAAP results to adjusted income (loss) from continuing operations and related earnings per share.



Reconciliation
--------------
(dollars in millions, except per share
--------------------------------------      Jan. 28, Oct. 31, Jan. 31,
amounts)                                        2005     2004     2004
--------                                        ----     ----     ----
GAAP income from continuing operations     $   13.6     14.9     16.3
Restructuring charges                      $    3.2     (0.3)     1.8
Acquired intangibles amortization          $    2.6      2.8        -
Gain from note receivable sale             $   (9.0)       -        -
Gain from sale of investments              $      -        -     (4.4)
Gain from divested product lines           $      -        -     (3.7)
                                               ----     ----     -----
Adjusted income from continuing operations $   10.4     17.4     10.0
                                               ====     ====     ====
Adjusted earnings per share from           $   0.01     0.02     0.01
 continuing operations - diluted               ====     ====     ====
Average shares outstanding - diluted
 (millions)                                   811.6    909.7    911.9


    Outlook

    The following guidance is presented on a GAAP basis. When it reports results, ADC intends to show the impact of restructuring and impairment charges, acquired intangibles amortization and certain non-operating gains/losses included in its actual GAAP results. ADC currently estimates that GAAP sales in the second quarter of fiscal 2005 will be around $260-$270 million and GAAP earnings per share from continuing operations will be around $0.02, subject to any significant restructuring and impairment charges and certain non-operating gains/losses of which the amounts are uncertain at this time.
    Starting in the third quarter of 2002, the tax benefits of ADC's pre-tax losses have been added to deferred tax assets with an offsetting valuation reserve. As of January 28, 2005, ADC had a total of $1,059 million in deferred tax assets (primarily for U.S. income taxes) that have been offset by a nearly full valuation reserve and as a result have been shown on the balance sheet at an insignificant amount. Approximately $226 million of these deferred tax assets relate to capital loss carryovers that can be utilized only against realized capital gains through October 31, 2009. As it generates pre-tax income in future periods, ADC currently expects to record minimal income tax expense until either its deferred tax assets are fully utilized to reduce future income tax liabilities or the value of its deferred tax assets are restored on the balance sheet. Excluding the deferred tax assets related to capital loss carryovers, most of the remaining deferred tax assets are not expected to expire until after 2021.

    Today's Earnings Conference Call And Webcast at 5:00 p.m. Eastern

    ADC will discuss its first quarter 2005 results and current outlook on a conference call scheduled today, February 28, at 5:00 p.m. Eastern time. The conference call can be accessed by domestic callers at (800) 399-7506 and by international callers at (706) 634-2489 or on the Internet at www.adc.com/investor, by clicking on News & Communications, then clicking on Webcasts. Starting today at 6:30 p.m. Eastern time, the replay of the call can be accessed until 11:59 p.m. Eastern time on March 7 by domestic callers at (800) 642-1687 and by international callers at (706) 645-9291 (conference ID number is 3652931) or on the Internet at www.adc.com/investor, by clicking on News & Communications, then clicking on Webcasts.

    About ADC

    ADC provides the connections for wireline, wireless, cable, broadcast, and enterprise networks around the world. ADC's innovative network infrastructure equipment and professional services enable high-speed Internet, data, video, and voice services to residential, business and mobile subscribers. ADC (NASDAQ: ADCT) has sales into more than 150 countries. Learn more about ADC at www.adc.com.

    Cautionary Statement under the Private Securities Litigation
Reform Act of 1995

    All forward-looking statements contained herein, particularly those pertaining to ADC's expectations or future operating results, reflect management's current expectations or beliefs as of the date of such statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. ADC Telecommunications cautions readers that future actual results could differ materially from those in forward-looking statements depending on the outcome of certain factors. All such forward-looking statements are subject to certain risks and uncertainties, including, but not limited to, significant difficulties in forecasting sales and market trends; uncertainties regarding the level of capital spending by telecommunications service providers and enterprise customers; the overall demand for ADC's products or services; the demand for particular products or services within the overall mix of products sold, as our products and services have varying profit margins; changing market conditions and growth rates either within ADC's industry or generally within the economy; the impact of actions we may take such as acquisitions and divestitures; ADC's ability to effectively integrate the KRONE acquisition or other acquisitions with ADC's historic operations; ADC's ability to dispose of excess assets on a timely and cost-effective basis; new competition and technologies; increased costs associated with protecting intellectual property rights; the retention of key employees; pressures on the pricing of the products or services ADC offers; performance of contract manufacturers used by ADC to make certain products; the availability and cost of raw components; changes in exchange rates as an increasing portion of our sales since the KRONE acquisition come from outside the United States; possible consolidation among our customers, competitors or vendors; and other risks and uncertainties, including those identified in the section captioned Risk Factors in
Item 1 of ADC's Annual Report on Form 10-K for the fiscal year ended October 31, 2004. ADC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



            ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
               CONSOLIDATED BALANCE SHEETS - UNAUDITED
                            (In millions)

                                ASSETS

                                               January 28, October 31,
                                                  2005        2004
                                               ----------- -----------

CURRENT ASSETS:
  Cash and cash equivalents                         $88.4       $67.0
  Short-term marketable securities                  425.0       434.6
  Accounts receivable                               145.2       158.0
  Unbilled revenue                                   39.9        36.5
  Inventories                                       109.2        97.8
  Assets of discontinued operations                     -        16.6
  Prepaid and other current assets                   35.6        25.1
                                               ----------- -----------

      Total current assets                          843.3       835.6

 PROPERTY AND EQUIPMENT, net                        229.0       233.0

 ASSETS HELD FOR SALE                                 4.2         6.6

 RESTRICTED CASH                                     24.9        21.9

 GOODWILL                                           180.1       180.1

 INTANGIBLES                                         90.2        93.0

 LONG-TERM MARKETABLE SECURITIES                     29.1        26.8

 OTHER ASSETS                                        32.1        31.1

                                               ----------- -----------
  TOTAL ASSETS                                   $1,432.9    $1,428.1
                                               =========== ===========



                 LIABILITIES & SHAREOWNERS' INVESTMENT

 CURRENT LIABILITIES:
  Accounts payable                                  $72.7       $72.8
  Accrued compensation and benefits                  46.9        65.9
  Other accrued liabilities                          72.9        81.4
  Income taxes payable                               24.9        27.6
  Restructuring accrual                              32.6        38.4
  Liabilities of discontinued operations                -        15.6
  Notes payable                                       0.6         0.3
                                               ----------- -----------

      Total current liabilities                     250.6       302.0


  PENSION OBLIGATIONS & OTHER LT OBLIGATIONS         69.4        66.8
  LONG-TERM NOTES PAYABLE                           400.0       400.0
                                               ----------- -----------
      Total liabilities                             720.0       768.8

  SHAREOWNERS' INVESTMENT
      (809.7 and 810.1 shares outstanding)          712.9       659.3

                                               ----------- -----------
  TOTAL LIABILITIES AND SHAREOWNERS' INVESTMENT  $1,432.9    $1,428.1
                                               =========== ===========



            ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
                              GAAP BASIS
               (In Millions, Except Per Share Amounts)


                                            For the Three Months Ended
                                            --------------------------
                                            Jan. 28, Oct. 31, Jan. 31,
                                              2005     2004     2004
                                            -------- -------- --------
NET SALES                                    $243.4   $266.3   $136.7

COST OF PRODUCT SOLD                          161.8    166.5     82.8
                                            -------- -------- --------
GROSS PROFIT                                   81.6     99.8     53.9
                                            -------- -------- --------
GROSS MARGIN                                   33.5%    37.5%    39.4%

EXPENSES:
  Research and development                     15.2     15.9     12.4
  Selling and administration                   61.0     70.0     31.3
  Impairment charges                              -      0.2        -
  Restructuring charges                         3.2     (0.3)     1.8
                                            -------- -------- --------
      Total Expenses                           79.4     85.8     45.5
                                            -------- -------- --------
        As a Percentage of Net Sales           32.6%    32.2%    33.3%

OPERATING INCOME                                2.2     14.0      8.4
OPERATING MARGIN                                0.9%     5.3%     6.1%
OTHER INCOME (EXPENSE), NET:
      Interest                                  0.9      0.8      0.8
      Other                                    11.5      1.3      7.0
                                            -------- -------- --------

INCOME BEFORE INCOME TAXES                     14.6     16.1     16.2
PROVISION (BENEFIT) FOR INCOME TAXES            1.0      1.2     (0.1)
                                            -------- -------- --------
INCOME FROM CONTINUING OPERATIONS              13.6     14.9     16.3

DISCONTINUED OPERATIONS, NET OF TAX:
  Income (loss) from discontinued operations    2.7    (14.6)   (15.1)
  Gain (loss) on sale of subsidiary            36.2     59.4     (3.6)
                                            -------- -------- --------
                                               38.9     44.8    (18.7)

NET INCOME (LOSS)                             $52.5    $59.7    $(2.4)
                                            ======== ======== ========
NET MARGIN                                     21.6%    22.4%   (1.7%)

AVERAGE COMMON SHARES OUTSTANDING - BASIC     809.4    809.3    806.8
                                            ======== ======== ========
AVERAGE COMMON SHARES OUTSTANDING - DILUTED   811.6    909.7    911.9
                                            ======== ======== ========
EARNINGS (LOSS) PER SHARE FROM CONTINUING
 OPERATIONS - BASIC & DILUTED                 $0.02    $0.02    $0.02
                                            ======== ======== ========
EARNINGS (LOSS) PER SHARE FROM DISCONTINUING
 OPERATIONS - BASIC & DILUTED                 $0.04    $0.05   $(0.02)
                                            ======== ======== ========
NET EARNINGS (LOSS) PER SHARE - BASIC &
 DILUTED                                      $0.06    $0.07   $(0.00)
                                            ======== ======== ========



            ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
                            (in millions)
                     SUBJECT TO RECLASSIFICATION


                                                    Three Months Ended
                                                    Jan. 28,  Jan. 31,
                                                      2005      2004
                                                    --------  --------
Cash Flows from Operating Activities:
   Net Income From Continuing Operations              $13.6     $16.3
  Adjustments:
    Depreciation and amortization                      13.9       9.9
    Change in bad debt reserves                        (0.4)     (2.2)
    Change in inventory reserves                       (0.4)     (0.2)
    Change in warranty reserves                        (1.2)        -
    Non-cash stock compensation                         0.7       0.6
    Change in deferred income taxes                     0.6         -
    Gain on sale of an investment                         -      (4.4)
    Loss on sale of business and product lines            -       0.3
    Gain on sale of fixed assets                       (0.6)     (0.4)
    Other                                             (11.2)     (0.7)
    Changes in assets & liabilities, net of
     acquisitions
      Accounts receivable and unbilled revenues        15.5      11.7
      Inventories                                     (10.1)     (4.7)
      Prepaid and other assets                         (3.6)      6.3
      Accounts payable                                 (0.8)      0.5
      Accrued liabilities                             (33.6)    (14.0)
                                                    --------  --------
         Total cash provided (used) by operating
          activities from continuing operations       (17.6)     19.0
         Total cash provided (used) by operating
          activities from discontinued operations       1.5     (25.2)
                                                    --------  --------
         Total cash used by operating activities      (16.1)     (6.2)

Cash Flows from Investing Activities:
  Divestitures, net of cash disposed                   33.6       5.0
  Property and equipment additions, net of disposals   (4.6)     (2.9)
  Proceeds from disposal of property and equipment      3.1       5.6
  Decrease in restricted cash                          (3.0)     (0.2)
  Short-term investments                                9.6    (217.8)
  Long term investments                                (2.3)        -
                                                    --------  --------
         Total cash provided by investing activities   36.4    (210.3)

Cash Flows from Financing Activities:
  Increase (Decrease) in debt                             -      (0.8)
  Common stock issued                                   0.9       1.8
                                                    --------  --------
         Total cash provided by financing activities    0.9       1.0

Effect of exchange rate on cash                         0.2      (0.1)
                                                    --------  --------

Increase in cash and cash equivalents                  21.4    (215.6)

Cash and cash equivalents, beginning of period         67.0     288.1
                                                    --------  --------

Cash and cash equivalents, end of period              $88.4     $72.5
                                                    ========  ========


    CONTACT: ADC, Minneapolis
             Investor Relations:
             Mark Borman, 952-917-0590
             or
             Public Relations:
             Chuck Grothaus, 952-917-0306